EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2014 Second Quarter Results

  35% Increase in Revenues, 27% for First Six Months of Fiscal Year 2014;
  Operating Income of $0.1 Million;
  Adjusted EBITDA of $1.1 Million, $1.6 Million for First Six Months

PLEASANTON, Calif., Feb. 6, 2014 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced financial results for its fiscal 2014 second quarter.

Fiscal 2014 Second Quarter Highlights

  Revenue of $14.6 million increased 35.0% compared with the 2013 second quarter.
  Gross margin of 46.9% expanded significantly over the 2013 second quarter gross margin of 31.8%.
  Operating income was $0.1 million, a $5.5 million improvement over the 2013 second quarter operating loss.
  Adjusted EBITDA was $1.1 million, compared with the 2013 second quarter adjusted EBITDA loss of $2.4 million.

The 2013 second quarter included charges for restructuring, impairment of intangible assets and goodwill and adjustments to the excess and obsolete inventory reserve totaling $3.0 million.

Commenting on fiscal 2014 second quarter results, Rob Cain, President and CEO, noted, "This quarter represents the first time since the third quarter of fiscal year 2010 that Adept generated operating income, a clear testament to the progress we are making. The business continues to improve and we are very focused on improving our bottom line while growing the top line. We are investing in the markets where we see significant opportunities to grow the top line, including mobile, food and service."

Second Quarter Fiscal 2014 Results

Revenues for the second quarter of fiscal 2014 were $14.6 million, compared with $10.8 million reported in the 2013 second quarter, and $13.6 million in the 2014 first quarter. Gross margin for the second quarter was 46.9%, compared with 31.8% in the second quarter of fiscal 2013 and 46.1% in the first quarter of 2014. Operating expenses in the second quarter of fiscal 2014 were $6.7 million, compared to $8.8 million in the second quarter of 2013 and $6.5 million in the first quarter. The Company's operating income for the second quarter was $0.1 million, compared with operating losses of $5.3 million in the 2013 second quarter and $0.2 million in the 2014 first quarter.

In the 2014 second quarter, Adept reported GAAP net income attributable to common shareholders of $0.1 million, or $0.01 fully diluted net income per share. This compares with a net loss of $5.3 million, or a loss of $0.50 per share, in the 2013 second quarter, and net loss of $0.5 million, or $0.05 per share, in the 2014 first quarter. Adept's non-GAAP adjusted EBITDA was $1.1 million in the 2014 second quarter, compared with an adjusted EBITDA loss of $2.4 million in the 2013 second quarter, and an adjusted EBITDA of $0.5 million in the 2014 first quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents at December 28, 2013 totaled $5.3 million, compared to cash and cash equivalents of $6.3 million at June 30, 2013. The decrease in cash was primarily due to cash used in operating activities of $1.3 million, offset by cash provided by stock plans of $0.6 million.

Quarterly Conference Call (February 6, 2014)

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call Thursday, February 6, 2014 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2014 second quarter. The call may also include statements regarding the Company's anticipated operational activities for the remainder of fiscal 2014. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-6009. International callers can dial 1-480-629-9819. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its fiscal 2014 third quarter.

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about stabilization, the impact of our restructuring and resulting cost reductions, opportunities in our markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of our acquired businesses and strategic plans on our cash resources and on the Company's operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2013, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

— FINANCIALS FOLLOW —

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 28, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 5,332	$ 6,274
Restricted cash	95	--
Accounts receivable, net	11,594	10,848
Inventories	8,003	8,135
Other current assets	658	477
Total current assets	25,682	25,734

Property and equipment, net	1,170	1,525
Goodwill	1,493	1,493
Intangible assets, net	918	1,040
Other assets	212	241
Total assets	$ 29,475	$ 30,033

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 5,445	$ 7,069
Accrued payroll and related expenses	2,034	1,986
Accrued warranty expenses	1,084	1,070
Deferred revenue	496	1,314
Accrued income tax, current	156	--
Other accrued liabilities	707	815
Total current liabilities	9,922	12,254

Long-term liabilities:
Deferred income tax, long-term	207	155
Long-term obligations	217	284
Total liabilities	10,346	12,693

Total stockholders' equity and redeemable convertible preferred stock	19,129	17,340

Total liabilities and stockholders' equity and redeemable convertible preferred stock	$ 29,475	$ 30,033

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenues	$ 14,588	$ 10,808	$ 28,159	$ 22,178
Cost of revenues	7,749	7,375	15,058	14,036
Gross margin	6,839	3,433	13,101	8,142
	46.9%	31.8%	46.5%	36.7%
Operating expenses:
Research, development and engineering	1,851	1,909	3,406	4,039
Selling, general and administrative	4,778	4,630	9,666	9,787
Restructuring and impairment charges	--	2,100	--	2,103
Amortization of other Intangible assets	61	116	122	233
Total operating expenses	6,690	8,755	13,194	16,162
Operating income (loss)	149	(5,322)	(93)	(8,020)
Interest and other income (expense), net	--	(40)	(5)	(49)
Foreign currency exchange gain (loss)	157	262	61	(104)
Income (loss) before income taxes	306	(5,100)	(37)	(8,173)
Provision for income taxes	102	115	157	102
Net income (loss)	204	(5,215)	(194)	(8,275)
Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	(24)	(25)	(48)	(25)
Dividends allocated to redeemable convertible preferred stockholders	(80)	(80)	(160)	(80)
Net income (loss) attributable to common stockholders	$ 100	$ (5,320)	$ (402)	$ (8,380)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$ (0.50)	$ (0.04)	$ (0.80)
Diluted	$0.01	$ (0.50)	$ (0.04)	$ (0.80)
Number of shares used in computing net income (loss) per share attributable to common stockholders:
Basic	11,025	10,652	10,940	10,452
Diluted	13,334	10,652	10,940	10,452

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)

	Three months ended		Six months ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net income (loss)	$ 204	$ (5,215)	$ (194)	$ (8,275)
Interest income (expense), net	--	(40)	(5)	(49)
Income tax expense	102	115	157	102
Depreciation and amortization	273	362	548	722
Stock compensation expense	565	246	1,091	582
Restructuring and impairment charges	--	2,100	--	2,103
Adjusted EBITDA (loss)	$ 1,144	$(2,352)	$ 1,607	$ (4,717)
CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com